Contact: Scott Lamb 208-665-0777

COEUR REPORTS SHARPLY IMPROVED RESULTS FOR THIRD QUARTER OF 2006

— HIGHLIGHTS —

•	Quarterly net income of $18.4 million, or $0.06 per diluted share

•	Quarterly cash provided by operations of $20.8 million

•	38% increase in silver mineral reserves at Endeavor mine

•	$3.10 silver cash production cost/oz

•	3.3 million ounces of silver production

•	Almost 30,000 ounces of gold production

•	Recent commencement of construction of tailings facility at San Bartolome

COEUR D’ALENE, Idaho – November 6, 2006 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported net income of $18.4 million, or $0.06 per diluted share, for the third quarter of 2006, compared to net income of $3.5 million, or $0.01 per diluted share, for the year-ago period.  Cash provided by operations was $20.8 million, compared to $3.9 million of cash provided by operations in the year-ago quarter.

For the first nine months of 2006, the company reported net income of $65.3 million, or $0.23 per diluted share, compared to net income of $0.6 million, or $0.00 per diluted share, for the same period of 2005. Results for the first nine months of 2006 include a pre-tax gain of $11.1 million from the strategic sale of Coeur Silver Valley (CSV), as well as $2.0 million of income from CSV operations at the Galena mine.

Metal  sales in the third quarter of 2006 increased 29 percent to $50.6 million from $39.3 million in the year-ago quarter.   Metal sales for the first nine months of 2006 increased 42 percent to $149.5 million from $105.0 million in the year-ago period.

In commenting on the company’s performance, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “Four of our five mines showed sequential-quarter increases in silver and gold production in the third quarter of 2006, which is consistent with our expectation for higher production levels in the second half of the year. The strong earnings in the third quarter of 2006 relative to the year-ago period were attributable largely to higher realized prices for silver and gold in combination with a decline in production costs applicable to sales and lower administrative expense.”

Wheeler added, “We are entering an exciting period in which we expect to begin realizing the benefits of previous investment in exploration, particularly at Cerro Bayo and Martha. At Cerro Bayo, for example, we recently began development in the first of two relatively new high-grade vein systems. At Martha, we have acquired two new properties near the mine – and have signed a letter of intent on two additional properties – all of which show great potential for production of high-grade ore. In addition, the recently announced reserve increases at Endeavor and Broken Hill in Australia bode well for the long-term production profiles of each of these mines.”

Third Quarter 2006 Results (November 6, 2006)	Page 1 of 14

Wheeler said, “We remain bullish on precious metals markets. A continuation of recent price levels and demand trends will enable Coeur to maintain very healthy earnings and cash flows.”

Coeur currently expects 2006 silver production to be approximately 14 million ounces, including production from discontinued operations at CSV, with a full-year consolidated silver cash cost per ounce of approximately $3.25. The company expects full-year gold production to be approximately 120,000 ounces.

Highlights by Individual Property

•	Rochester (Nevada) – Following the heavy precipitation experienced in the first half of 2006, silver production was up 22 percent in the third quarter as compared to the second quarter of 2006 in accordance with the previously forecasted trend of improving solution grade. Gold production also rebounded strongly during the third quarter as compared to the second quarter of 2006. Silver cash cost per ounce was 56 percent below that of the second quarter of 2006 due mainly to an increased gold by-product credit and improved recoveries for silver and gold. Silver cash cost per ounce declined by 69 percent relative to the year-ago quarter because higher gold prices resulted in an increased by-product credit. Silver production was below the level of the year-ago quarter due to the heavy precipitation experienced earlier this year.

•	Cerro Bayo (Chile) – Silver and gold production were below year-ago levels due primarily to lower grades. Lower silver and gold production caused the cash cost per ounce of silver produced in the third quarter to be higher than the cost in the year-ago period. Under its 2006 mine plan, Cerro Bayo has been making a transition from narrow, lower-grade veins to newly developed, wider and higher-grade veins as the year progresses. Specifically, since the recent discovery of two new vein systems, the Marcela Sur and Cascada systems, Cerro Bayo has made relatively quick progress to put the veins into production. In October, Cerro Bayo began development of the Cascada system, which is expected to make a meaningful contribution to production in the fourth quarter of 2006 and beyond. Marcela Sur production is expected to commence in early 2007. Drilling is ongoing at both vein systems to expand and define the new high-grade silver and gold mineralization in these areas (see “Exploration” below).

•	Martha (Argentina) – Silver production increased 42 percent relative to the year-ago period due to a 53 percent increase in silver grade. Production also increased in the third quarter of 2006 relative to the preceding quarter due to an increase in tons milled. The higher production volumes, combined with increased gold by-product credits, helped reduce silver cash cost per ounce relative to both the year-ago period and the second quarter of 2006.

•	Endeavor (Australia) – As compared to the results for the second quarter of 2006, silver production was up 69 percent as Endeavor continues to recover from an October 2005 rock fall. The company expects Endeavor to return to a more typical run rate sometime during the fourth quarter. Endeavor reported a 38 percent increase in proven and probable silver mineral reserves to 32.3 million ounces from 23.3 million ounces in the prior year.

•	Broken Hill (Australia) – As compared to the results for the second quarter of 2006, silver production was up 11 percent. Comparison to the year-ago period is not meaningful because Coeur acquired its interest during the third quarter of 2005. During the year, Broken Hill has reported a 20 percent increase in proven and probable silver mineral reserves to 18 million ounces from 15 million ounces in the prior year.

Balance Sheet and Capital Investment Highlights

The company had $365.2 million in cash and short-term investments as of September 30, 2006.  Capital expenditures during the third quarter of 2006 totaled $49.0 million, most of which was spent on the Kensington (Alaska) gold project.

•	At Kensington, capital expenditures totaled $41.9 million during the quarter as the company continued with an aggressive construction schedule. The company is aiming to complete the project and start producing gold near the end of 2007. Recent activity has focused on completion of the mill and crusher buildings. Kensington is expected to produce 100,000 ounces of gold annually.

Third Quarter 2006 Results (November 6, 2006)	Page 2 of 14

•	At San Bartolome, engineering and procurement activities are ongoing and, as recently announced, the company has commenced construction of the tailings facility. Capital expenditures totaled $4.1 million during the quarter. The company is aiming to complete construction activities near the end of 2007. San Bartolome is expected to produce about 8 million ounces of silver annually.

Exploration

The company invested $2.6 million in exploration activity in the third quarter of 2006. Highlights of exploration activity are presented below.

•	Argentina — The company signed a letter of intent with Mirasol Resources Ltd to explore the Sascha and Joaquin silver-gold projects in the Santa Cruz province of Argentina. This agreement comes on the heels of the company’s acquisition in the second quarter of 2006 of two new silver-gold exploration properties in the province where Coeur’s Martha mine is located.

•	Cerro Bayo – Drilling is ongoing at the Cascada and Marcela vein systems to expand and define the new high-grade silver and gold mineralization in these areas. Recent Cascada drilling has targeted the north high-grade ore shoot that was discovered with exploratory drilling earlier this year. This recent drilling has returned values up to 124 grams of gold per tonne and 1,926 grams of silver per tonne (3.6 troy ounces of gold and 56.2 silver ounces per short ton).

•	Kensington – The company has an ongoing program to build upon Kensington’s existing base of 1 million ounces of probable gold mineral reserves and its resource base of 269,000 indicated gold mineral ounces and 584,000 inferred gold mineral ounces. The company completed more than 4,600 feet of core drilling during the third quarter, bringing the year-to-date total to more than 32,000 feet. Surface drilling on the adjacent Jualin property began in the third quarter and totaled 4,200 feet.

•	Tanzania – The company completed a rotary air blast drill program on one of its concessions in the Lake Victoria Goldfields District of northern Tanzania, where the company holds licenses covering approximately 731 square kilometers. Drilling defined numerous gold anomalies, the largest of which is 1.6 kilometers long by 0.4 kilometers wide. During the quarter, drilling totaled approximately 43,000 feet.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, and Nevada.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the company’s third quarter 2006 results at 1 p.m. Eastern time on November 6, 2006. To listen live via telephone, call (877) 704-5378 (US and Canada) or (913) 312-1292 (International). The conference call and presentation will also be web cast on the company’s web site www.coeur.com.  A replay of the call will be available through November 13, 2006.  The replay dial-in numbers are (888) 203-1112 (US and Canada) and (719) 457-0820 (International) and the access code is 5043185.

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Third Quarter 2006 Results (November 6, 2006)	Page 3 of 14

The definitions of proven and probable mineral reserves and resources under Canadian National Instrument 43-101 are substantially identical to the definitions of such reserves under Guide 7 of the SEC’s Securities Act Industry Guides. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of mineral reserves reported in this document was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate the Kensington, Endeavor and Broken Hill mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Kensington Gold Project Technical Report dated April 20, 2006, the Endeavor Mine Technical Report dated May 5, 2005, and the Broken Hill Mine Technical Report dated October 7, 2005 and filed on SEDAR at www.sedar.com.

Metallurgical recovery factor of 54% should be applied to the silver reserve ounces.

Endeavor Mineral Reserves
June 30, 2006	Short Tons (000s)	Silver Grade Ounces/ton	Silver Ounces Contained (000s)
Proven	9,700	1.60	15,560
Probable	11,684	1.43	16,699

Total	21,385	1.51	32,259

Mineral Reserves at June 30, 2006:

Metal prices:	$10.00/ounce silver and $2.95/pound of copper $0.907/pound of zinc and $0.34/pound of lead

Cut-off grade:	4.3% zinc equivalent (equates to $41.20 gross revenue per ore block)

Metallurgical recovery factor of 54% should be applied to the silver reserve ounces.

Year-end 2005
Proven	5,512	1.58	8,682
Probable	6,614	2.22	14,662

Total	12,125	1.93	23,344

Third Quarter 2006 Results (November 6, 2006)	Page 4 of 14

Broken Hill Mineral Reserves
June 30, 2006	Short Tons (000s)	Silver Grade Ounces/ton	Silver Ounces Contained (000s)
Proven	10,064	1.46	14,647
Probable	2,843	1.18	3,368

Total	12,907	1.40	18,015

Mineral Reserves at June 30, 2006:

Metal prices:	$10.12/ounce silver $0.907/pound of zinc and $0.408/pound of lead

Cut-off grade:	8% combined lead and zinc for the North Mine. 7% combined lead and zinc for all other deposits.

Metallurgical recovery factor of 74% should be applied to the silver reserve ounces.

Year-end 2005
Proven	8,522	1.31	11,134
Probable	2,998	1.27	3,822

Total	11,520	1.30	14,956

Third Quarter 2006 Results (November 6, 2006)	Page 5 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES	(In thousands except per share data)
Sales of metal	$50,606	$39,281	$149,501	$105,020

COSTS AND EXPENSES
Production costs applicable to sales	21,915	24,448	63,602	60,602
Depreciation and depletion	6,536	4,344	19,843	12,866
Administrative and general	4,045	4,326	13,662	15,031
Exploration	2,572	2,525	6,474	8,130
Pre-development	--	(35)	--	6,051
Litigation settlements	874	--	1,343	1,600

Total costs and expenses	35,942	35,608	104,924	104,280

OTHER INCOME AND EXPENSE
Interest and other income	5,619	2,067	12,933	5,351
Interest expense, net of capitalized interest	(232)	(737)	(1,120)	(1,869)

Total other income and expense	5,387	1,330	11,813	3,482

Income from continuing operations before income taxes	20,051	5,003	56,390	4,222
Income tax provision	(1,673)	(281)	(4,155)	(813)

INCOME FROM CONTINUING OPERATIONS	18,378	4,722	52,235	3,409
Income (loss) from discontinued operations, net of income taxes	--	(1,269)	1,969	(2,802)
Gain (loss) on sale of net assets of discontinued operations	(27)	--	11,132	--

NET INCOME	18,351	3,453	65,336	607
Other comprehensive income	420	134	2,161	255

COMPREHENSIVE INCOME	$18,771	$3,587	$67,497	$862

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income per share:
Income from continuing operations	$0.07	$0.02	$0.19	$0.01
Income (loss) from discontinued operations	--	(0.01)	0.05	(0.01)

Net income	$0.07	$0.01	$0.24	$0.00

Diluted income per share:
Income from continuing operations	$0.06	$0.02	$0.18	$0.01
Income (loss) from discontinued operations	--	(0.01)	0.05	(0.01)

Net income	$0.06	$0.01	$0.23	$0.00

Weighted average number of shares of common stock
Basic	277,543	241,683	269,259	240,572
Diluted	302,172	266,161	293,975	241,345

Third Quarter 2006 Results (November 6, 2006)	Page 6 of 14

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three- and nine-month periods ended September 30, 2006 and 2005:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Rochester
Tons processed	2,648,263	2,131,844	7,917,710	6,783,878
Ore grade/Ag oz	0.83	0.94	0.75	0.98
Ore grade/Au oz	0.01	0.01	0.01	0.01
Recovery/Ag oz (A)	63.9%	84.9%	62.0%	60.9%
Recovery/Au oz (A)	93.0%	97.5%	68.1%	74.2%
Silver production ounces	1,403,302	1,708,950	3,704,960	4,053,531
Gold production ounces	21,583	21,436	55,965	49,840
Cash cost/oz	$1.14	$3.64	$2.58	$5.56
Total cost/oz	$4.02	$5.07	$5.68	$7.49
Cerro Bayo
Tons milled	105,945	103,213	321,581	294,463
Ore grade/Ag oz	4.04	7.63	5.64	7.49
Ore grade/Au oz	.075	.176	0.088	0.171
Recovery/Ag oz	94.9%	94.3%	94.4%	94.9%
Recovery/Au oz	92.0%	92.0%	92.1%	92.7%
Silver production ounces	405,586	742,825	1,711,153	2,093,964
Gold production ounces	7,325	16,744	26,054	46,711
Cash cost/oz	$8.33	$0.37	$3.86	$0.33
Total cost/oz	$11.25	$1.86	$6.20	$1.97
Martha Mine
Tons milled	9,101	9,966	24,767	26,719
Ore grade/Ag oz	92.82	60.64	84.56	61.21
Ore grade/Au oz	0.123	0.079	0.111	0.078
Recovery/Ag oz	95.5%	94.3%	94.7%	95.1%
Recovery/Au oz	91.9%	92.0%	91.9%	92.9%
Silver production ounces	806,384	569,873	1,982,884	1,555,054
Gold production ounces	1,026	726	2,535	1,933
Cash cost/oz	$4.01	$4.24	$4.51	$4.52
Total cost/oz	$4.39	$4.62	$4.94	$4.91
Endeavor (B)
Tons milled	218,997	299,311	440,776	377,637
Ore grade/Ag oz	0.94	1.48	1.07	1.48
Recovery/Ag oz	66.1%	49.8%	63.9%	50.0%
Silver production ounces	136,849	220,613	302,019	279,078
Cash cost/oz	$2.52	$1.95	$2.48	$1.94
Total cost/oz	$3.39	$3.19	$3.59	$3.18
Broken Hill (B)
Tons milled	614,620	98,281	1,721,512	98,281
Ore grade/Ag oz	1.27	1.16	1.33	1.16
Recovery/Ag oz	75.1%	73.1%	73.3%	73.1%
Silver production ounces	587,360	83,010	1,672,713	83,010
Cash cost/oz	$3.05	$2.69	$3.07	$2.69
Total cost/oz	$5.01	$4.62	$5.54	$4.62
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	3,339,481	3,325,271	9,373,729	8,064,637
Gold ounces	29,934	38,906	84,554	98,484
Cash cost per oz/silver	$3.10	$2.87	$3.31	$3.85
Total cost/oz	$5.14	$4.14	$5.53	$5.38
CONSOLIDATED SALES TOTALS (C)
Silver ounces sold	3,020,351	3,154,544	9,148,095	8,688,786
Gold ounces sold	26,595	38,303	81,486	107,516
Realized price per silver ounce	$11.55	$7.29	$11.73	$7.13
Realized price per gold ounce	$634	$452	$625	$436

Third Quarter 2006 Results (November 6, 2006)	Page 7 of 14

(A)

The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

(B)	The Company acquired its interests in the Endeavor and Broken Hill mines in May 2005 and September 2005, respectively.

(C)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects of embedded derivatives in the Company’s previously priced sales contracts.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs” set forth below.

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006 (1)	2005
Silver Valley/Galena
Tons milled	--	28,498	52,876	101,889
Ore grade/Silver oz	--	16.62	15.15	17.46
Recovery/Silver oz	--	97.1%	96.0%	97.2%
Silver production ounces	--	459,805	768,674	1,729,801
Cash cost/oz	--	$8.39	$9.75	$7.60
Total cost/oz	--	$9.47	$10.64	$8.47
Gold production	--	60	180	205

(1) Amounts represent five months ended May 31, 2006.

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

        The tables below present reconciliations between non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

        Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs are a performance measure and provide management and investors with an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash costs per ounce” is a measure developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

Third Quarter 2006 Results (November 6, 2006)	Page 8 of 14

        Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statement of Operations and Comprehensive Loss.

THREE MONTHS ENDED SEPTEMBER 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,403,302	405,586	806,384	136,849	587,360	3,339,481
Cash Costs per ounce	$1.14	$8.33	$4.01	$2.52	$3.05	$3.10

Total Cash Costs (Non-GAAP)	$1,598	$3,380	$3,230	$346	$1,791	$10,345
Add/Subtract:
Third party smelting costs	--	(672)	(552)	(224)	(666)	(2,114)
By-Product credit (2)	13,423	4,542	630	--	--	18,595
Other adjustments	383	--	--	--	--	383
Change in inventory	(4,635)	(546)	--	(35)	(78)	(5,294)
Depreciation, depletion and
amortization	4,037	1,184	313	119	1,152	6,805

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$14,806	$7,888	$3,621	$206	$2,199	$28,720

THREE MONTHS ENDED SEPTEMBER 30, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,708,950	742,825	569,873	220,613	83,010	3,325,271
Cash Costs per ounce	$3.64	$0.37	$4.24	$1.95	$2.69	$2.87

Total Cash Costs (Non- GAAP)	$6,217	$273	$2,415	$430	$224	$9,559
Add/Subtract:
Third party smelting costs	--	(861)	(312)	(235)	(70)	(1,478)
By-Product credit (2)	9,476	7,350	320	--	--	17,146
Other Adjustment	(55)	10	174	--	--	129
Change in inventory	(3,326)	2,005	410	3	--	(908)
Depreciation, depletion and
amortization	2,437	1,109	219	274	160	4,199

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$14,749	$9,886	$3,226	$472	$314	$28,647

Third Quarter 2006 Results (November 6, 2006)	Page 9 of 14

NINE MONTHS ENDED SEPTEMBER 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	3,704,960	1,711,153	1,982,884	302,019	1,672,713	9,373,729
Cash Costs per ounce	$2.58	$3.86	$4.51	$2.48	$3.07	$3.31

Total Cash Costs (Non-GAAP)	$9,570	$6,602	$8,939	$750	$5,127	$30,988
Add/Subtract:
Third party smelting costs	--	(2,464)	(1,333)	(481)	(2,000)	(6,278)
By-product Credit (2)	33,899	15,713	1,523	--	--	51,135
Other adjustments	1,320	--	--	--	--	1,320
Change in inventory	(11,657)	(2,142)	--	(89)	325	(13,563)
Depreciation, depletion and
amortization	11,491	4,004	853	334	4,137	20,819

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$44,623	$21,713	$9,982	$514	$7,589	$84,421

NINE MONTHS ENDED SEPTEMBER 30, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	4,053,531	2,093,964	1,555,054	279,078	83,010	8,064,637
Cash Costs per ounce	$5.56	$0.33	$4.52	$1.94	$2.69	$3.85

Total Cash Costs (Non- GAAP)	$22,536	$691	$7,030	$541	$224	$31,022
Add/Subtract:
Third party smelting costs	--	(2,099)	(811)	(292)	(70)	(3,272)
By-Product credit (2)	21,637	20,150	834	--	--	42,621
Other adjustment	(256)	--	--	--	--	(256)
Change in inventory	(15,124)	5,271	376	(36)	--	(9,513)
Depreciation, depletion and
amortization	7,805	3,431	600	346	160	12,342

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$36,598	$27,444	$8,029	$559	$314	$72,944

Third Quarter 2006 Results (November 6, 2006)	Page 10 of 14

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations (see Note D):

Coeur Silver Valley/Galena	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006 (3)	2005	2006 (3)	2005
	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	--	459,805	768,674	1,729,801
Cash Costs per ounce	--	$8.39	$9.75	$7.60

Total Cash Costs (Non-GAAP)	--	$3,859	$7,498	$13,149
Add/Subtract:
Third party smelting costs	--	(662)	(1,464)	(2,620)
By-Product credit (2)	--	596	1,473	2,223
Change in inventory	--	3	726	(321)
Depreciation, depletion and
amortization	--	493	681	1,506

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	--	$4,289	$8,914	$13,937

(1)	The Company’s share of silver production at Endeavor and Broken Hill commenced in May 2005 and September 2005, respectively.

(2)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.

(3)	Amounts represent five months ended May 31, 2006.

Third Quarter 2006 Results (November 6, 2006)	Page 11 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS	September 30, 2006	December 31, 2005
	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$354,051	$214,616
Short-term investments	11,180	25,726
Receivables	27,207	27,986
Ore on leach pad	28,205	25,394
Metal and other inventories	17,143	12,807
Deferred tax assets	5,442	2,255
Prepaid expenses and other	5,803	4,707
Assets of discontinued operations held for sale (Note D)	--	14,828

	449,031	328,319

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	119,467	105,107
Less accumulated depreciation	(61,805)	(57,929)

	57,662	47,178

MINING PROPERTIES
Operational mining properties	126,862	121,441
Less accumulated depletion	(113,513)	(105,486)

	13,349	15,955

Mineral interests	72,201	72,201
Less accumulated depletion	(6,688)	(2,218)

	65,513	69,983

Non-producing and development properties	160,053	72,488

	238,915	158,426

OTHER ASSETS
Ore on leach pad, non-current portion	36,396	29,254
Restricted cash and cash equivalents	19,863	16,943
Debt issuance costs, net	5,227	5,454
Deferred tax assets	1,890	923
Other	7,754	8,319

	71,130	60,893

TOTAL ASSETS	$816,738	$594,816

Third Quarter 2006 Results (November 6, 2006)	Page 12 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$25,312	$17,189
Other current liabilities	12,652	6,274
Accrued interest payable	469	1,031
Accrued salaries and wages	6,405	7,840
Current taxes payable	7,477	66
Liabilities of discontinued operations held for sale (Note D)	--	12,908

	52,315	45,308
LONG-TERM LIABILITIES
11/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	24,459	24,082
Other long-term liabilities	3,022	3,873

	207,481	207,955
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,063,659 and 250,961,353 shares in 2006 and
2005 (1,059,211 shares held in treasury)	279,064	250,961
Additional paid-in capital	777,117	656,977
Accumulated deficit	(486,372)	(551,357)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income (loss)	323	(1,838)

	556,942	341,553

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$816,738	$594,816

Third Quarter 2006 Results (November 6, 2006)	Page 13 of 14

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,351	$3,453	$65,336	$607
Add (deduct) non-cash items:
Depreciation and depletion	6,536	4,344	19,843	12,866
Deferred taxes	(816)	(175)	(3,947)	(55)
Unrealized loss on embedded derivative, net	(954)	(389)	2,247	(353)
Share based compensation	655	313	1,819	887
Other charges	(268)	346	253	1,350
Changes in Operating Assets and Liabilities:
Receivables	282	(463)	1,092	(13,334)
Prepaid and other current assets	(846)	(371)	(1,872)	(1,093)
Inventories	(5,345)	(1,086)	(14,290)	(10,278)
Accounts payable and accrued liabilities	3,196	(1,978)	10,832	386
Discontinued operations	27	(127)	(11,308)	1,242

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	20,818	3,867	70,005	(7,775)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(49,021)	(57,305)	(102,505)	(82,693)
Purchases of short-term investments	(7,558)	(11,502)	(17,441)	(34,419)
Proceeds from sales of short-term investments	15,465	13,019	29,081	35,207
Other	25	(53)	(409)	(20)
Discontinued operations	1,081	(981)	15,446	(2,346)

CASH USED IN INVESTING ACTIVITIES	(40,008)	(56,822)	(75,828)	(84,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	(377)	(147)	(1,066)	(208)
Proceeds from issuance of common stock	--	35,949	154,560	35,397
Payment of public offering costs	59	--	(8,329)	--
Other	167	(65)	93	(160)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(151)	35,737	145,258	35,029

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19,341)	(17,218)	139,435	(57,017)

Cash and cash equivalents at beginning of period	373,392	233,269	214,616	273,079

Cash and cash equivalents at end of period	$354,051	$216,051	$354,051	$216,062

Third Quarter 2006 Results (November 6, 2006)	Page 14 of 14